Exhibit 99.1

The Wendy’s Company Reports 2012 First Quarter Results

North America Company-Operated Q1 Same-Store Sales Were +0.8%;

Sales Were Below Company’s Expectations, but Positive for Fourth Consecutive Quarter

Company Expects to Complete Refinancing in Third Quarter;

Anticipates $25 Million in Annual Interest Expense Savings

Image Activation Initiative and New Restaurant Development on Track for 2012

DUBLIN, Ohio (May 8, 2012) – The Wendy’s Company (NASDAQ: WEN) today reported its results for the first quarter ended April 1, 2012.

Highlights from the first quarter included the following:

•	Consolidated revenues were $593.2 million in the first quarter of 2012, compared to $582.5 million in the first quarter of 2011.

•

Wendy’s® North America Company-operated restaurants generated a same-store sales increase of 0.8 percent in the first quarter of 2012. This is the fourth consecutive quarter of positive same-store sales. Franchise same-store sales in North America increased 0.7 percent during the quarter.

•

Company-operated restaurant margin was 11.8 percent in the first quarter of 2012, compared to 13.4 percent in the first quarter of 2011. The margin decline was due primarily to the impact from higher commodity costs – especially for fresh beef – and the impact from unfavorable product mix. Sales and margins during the first quarter were negatively affected by the promotion of the “W” cheeseburger.

•

Adjusted EBITDA from continuing operations was $63.9 million in the first quarter of 2012, compared to first quarter 2011 Adjusted EBITDA from continuing operations of $73.7 million. See “Disclosure Regarding Non-GAAP Financial Measures” below for a reconciliation of the non-GAAP measures (i.e., Adjusted EBITDA from continuing operations and Adjusted Earnings Per Share from continuing operations).

•

Income from continuing operations attributable to The Wendy’s Company was $12.4 million in the first quarter of 2012, compared to a loss from continuing operations of $0.3 million in the first quarter of 2011.

•	Adjusted Earnings Per Share from continuing operations were $0.01 in the first quarter of 2012, compared to $0.02 in the first quarter of 2011.

•	Earnings per share were $0.03 in the first quarter of 2012, compared to $0.00 in the first quarter of 2011.

Based on these results, the Company has revised its 2012 outlook for Adjusted EBITDA from continuing operations to a range of $320 million to $335 million.

President and Chief Executive Officer Emil Brolick said: “We produced our fourth consecutive quarter of positive same-store sales, but it was not enough to offset restaurant-level margin pressure, especially the impact from higher fresh beef costs. We are allocating substantial resources toward restaurant development, marketing, product innovation and customer service initiatives that we believe will ultimately accelerate sales growth, enhance the quality of our store base and grow our worldwide presence over time. This is a transition year for our new management team, and we are making progress on our long-term ‘Recipe to Win’ plan, as we invest in our strategic growth initiatives.”

Image Activation Initiative and New Restaurant Development on Track

One of the pillars of Wendy’s “Recipe to Win” strategy is its Image Activation program, which elevates the customer experience with innovative exterior and interior designs for new units and reimages. In 2011, Wendy’s reimaged 10 Company-operated restaurants, and the unit sales increases of these locations in North America continue to exceed expectations.

In 2012, Wendy’s plans to reimage approximately 50 additional Company-operated restaurants and open 20 new Company-operated restaurants, with plans for significantly more Company and franchise reimages in 2013 and beyond.

The Company intends to use its strong balance sheet and cash flow to fund reimages and new restaurant growth in 2012 and beyond, and is also actively developing third-party industry financing sources for franchisees.

New Premium Products and Focused Marketing Initiatives

The Company continues to focus on its “A Cut Above” brand positioning with exciting new products. In early April, Wendy’s introduced its new Spicy Guacamole Chicken Club sandwich, supported by a new advertising campaign featuring the tag line “Now That’s Better™.” At the end of April, the Company introduced three new premium Signature Sides, including Chili Cheese Fries, Baked Sweet Potatoes and Macaroni and Cheese.

In late April, the Company also utilized direct mail as another media layer to increase brand awareness and to drive trial of core products, including entrée salads, premium chicken sandwiches, Dave’s Hot ‘N Juicy™ cheeseburgers and Frosty™ desserts.

The Company recently announced that Craig Bahner joined Wendy’s as Chief Marketing Officer after a 20-year career in brand management at The Procter & Gamble Company. Bahner will focus on delivering Wendy’s “A Cut Above” brand positioning to consumers and systematically improving the brand’s overall marketing efficiency.

“Competing in this dynamic industry requires us to make refinements to our tactics to optimize how we bring the Wendy’s brand to life,” Brolick said. “Given the breadth of competitive activity, increased discounting and evolving consumer behavior, we have refined our marketing strategies to build our brand, sales and profits. This year will be one in which we will invest in talented people, product development and our Image Activation program to create a platform for long-term, sustainable growth.”

New Credit Facility and Refinancing

In April, the Company’s indirect wholly owned subsidiary, Wendy’s International, Inc., completed marketing of a new $1,325 million senior secured credit facility. The new credit facility will consist of a $200 million revolving credit facility to mature in 2017, and a $1,125 million term loan to mature in 2019.

Wendy’s International expects to use the proceeds from the proposed credit facility to refinance the existing senior secured credit facility of Wendy’s Restaurants, LLC, a wholly owned subsidiary of the Company and the direct parent company of Wendy’s International, including the repayment of the existing term loan; to finance the redemption or repurchase of Wendy’s Restaurants’ outstanding 10 percent Senior Notes due 2016; and for general corporate purposes, including payment of financing costs and other expenses in connection with the proposed credit facility and the related transactions.

The Company expects to increase its liquidity, extend its debt maturities and realize ongoing annual interest savings of approximately $25 million, as a result of the proposed refinancing.

On April 17, Wendy’s Restaurants commenced a tender offer to purchase for cash any and all of its outstanding 10 percent Senior Notes due 2016. The tender offer is scheduled to expire at the end of the day on May 14, with final settlement expected on or about May 15. Subject to market conditions and other factors, Wendy’s Restaurants currently intends to redeem on July 16 any Senior Notes that remain outstanding following consummation of the tender offer.

Wendy’s Restaurants may amend, extend or terminate the tender offer at its sole discretion, subject to applicable law.

Domestic and International Restaurant Portfolio Development

The Wendy’s system opened 12 new restaurants and closed 25 restaurants during the first quarter, for a net decrease of 13 restaurants, bringing the total number of worldwide restaurants to 6,581 at the end of the first quarter. As previously stated, the Company is targeting the purchase of restaurants from selected franchisees and will operate those restaurants or sell them to new or existing franchisees, with the ultimate goal of accelerating the Image Activation program.

As part of its international growth strategy, Wendy’s recently announced an agreement with The Wissol Group to develop 25 restaurants in Georgia and the Republic of Azerbaijan over the next 10 years. Wissol, which is one of the largest business groups in Georgia, expects to open its first Wendy’s location in Tbilisi in 2013.

At the end of the first quarter, Wendy’s had 354 restaurants outside of North America and a total of more than 1,000 open or under development agreements. The Company continues to target more than 8,000 locations outside of North America.

Company Lowers Outlook for 2012 Adjusted EBITDA

The Company has revised its 2012 outlook for Adjusted EBITDA from continuing operations to a range of $320 million to $335 million. The lower outlook for 2012 Adjusted EBITDA primarily reflects softer-than-expected sales and Company-operated restaurant margin in the first quarter.

The outlook for Adjusted EBITDA from continuing operations excludes items such as anticipated debt extinguishment costs, as well as relocation costs and other expenses from the consolidation of the Atlanta restaurant support center with the Dublin, Ohio restaurant support center.

The Company continues to target an average annual Adjusted EBITDA growth rate in the high-single-digit to low-double-digit range beginning in 2013.

Other First Quarter Information

The Company has revised its reporting methodology for same-store sales to more accurately reflect comparable sales performance, including the impact of its new and reimaged restaurants. Using the new methodology, the Company calculates Wendy’s same-store sales beginning after new restaurants have been open for at least 15 continuous months and after reimaged restaurants have been reopened for three continuous months.

The calculation of same-store sales previously began after a restaurant had been open for at least 15 continuous months and as of the beginning of the previous fiscal year. Under the previous methodology, the Company would have reported a first-quarter 2012 same-store sales increase of 0.5 percent instead of an increase of 0.8 percent. Same-store sales exclude the impact of currency translation. The new methodology has virtually no impact on previously reported same-store sales results prior to 2012.

Conference Call and Webcast Scheduled for 10 a.m. Today, May 8

The Company will host a conference call today at 10 a.m. ET, with a simultaneous webcast from the investor relations section of the Company’s website at www.aboutwendys.com. Hosting the call will be President and Chief Executive Officer Emil Brolick, Chief Financial Officer Steve Hare and Chief Communications Officer John Barker.

The live conference call will be available at (877) 572-6014 or, for international callers, at (281) 913-8524. A replay will be available two hours after the call at (855) 859-2056 or, for international callers, at (404) 537-3406. The conference ID for the replay is 70265912. The replay will be available until midnight ET on Thursday, May 22, 2012. The archived webcast and accompanying slides will also be available on the Company’s website at www.aboutwendys.com.

Forward-Looking Statements

This news release contains certain statements that are not historical facts, including, importantly, information concerning possible or assumed future results of operations of The Wendy’s Company and its subsidiaries (collectively, the “Company”). Those statements, as well as statements preceded by, followed by, or that include the words “may,” “believes,” “plans,” “expects,” “anticipates,” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). All statements that address future operating, financial or business performance; strategies or expectations; future synergies, efficiencies or overhead savings; anticipated costs or charges; future capitalization; and anticipated financial impacts of recent or pending transactions are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on the Company’s expectations at the time such statements are made, speak only as of the dates they are made and are susceptible to a number of risks, uncertainties and other factors. The Company’s actual results, performance and achievements may differ materially from any future results, performance or achievements expressed in or implied by the forward-looking statements.

For all forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. Many important factors could affect future results and could cause those results to differ materially from those expressed in or implied by the forward-looking statements. Such factors, all of which are difficult or impossible to predict accurately, and many of which are beyond the Company’s control, include, but are not limited to: (1) changes in the quick-service restaurant industry, such as consumer trends toward value-oriented products and promotions or toward consuming fewer meals away from home; (2) prevailing economic, market and business conditions affecting the Company, including competition from other food service providers, high unemployment and decreased consumer spending levels; (3) the ability to effectively manage the acquisition and disposition of restaurants; (4) cost and availability of capital; (5) cost fluctuations associated with food, supplies, energy, fuel, distribution or labor; (6) the financial condition of the Company’s franchisees; (7) food safety events, including instances of food-borne illness involving the Company or its supply chain; (8) conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, or acts of war or terrorism; (9) the availability of suitable locations and terms for the development of new restaurants; (10) adoption of new, or changes in, laws, regulations or accounting policies and practices; (11) changes in debt, equity and securities markets; (12) goodwill and long-lived asset impairments; (13) changes in the interest rate environment; (14) expenses and liabilities for taxes related to periods up to the date of sale of Arby’s as a result of the indemnification provisions of the Arby’s Purchase and Sale Agreement; and (15) other factors discussed from time to time in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, including those identified in the “Risk Factors” sections of the Company’s Annual and Quarterly Reports on Forms 10-K and 10-Q.

In addition, the consummation of the Company’s proposed refinancing is subject to successful marketing, as well as market and other conditions, and there can be no assurance that Wendy’s International will be able to enter into the new credit facility or that Wendy’s Restaurants will be able to complete the refinancing of its existing credit facility or the redemption or repurchase of its 10 percent Senior Notes due 2016.

The Company’s franchisees are independent third parties that the Company does not control. Numerous factors beyond the control of the Company and its franchisees may affect new restaurant openings. Accordingly, there can be no assurance that commitments under development agreements with franchisees will result in new restaurant openings.

All future written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these events or their impact. The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws. In addition, the Company does not endorse any projections regarding future performance that may be made by third parties.

Disclosure Regarding Non-GAAP Financial Measures

Adjusted EBITDA from continuing operations and Adjusted Earnings Per Share from continuing operations, which exclude certain expenses, net of certain benefits, detailed in the reconciliation tables that accompany this release, are used by the Company as performance measures for benchmarking against the Company’s peers and competitors, and as internal measures of business operating performance. The Company believes Adjusted EBITDA from continuing operations and Adjusted Earnings Per Share from continuing operations provide a meaningful perspective of the underlying operating performance of the Company’s current business. Adjusted EBITDA from continuing operations and Adjusted Earnings Per Share from continuing operations are not recognized terms under U.S. Generally Accepted Accounting Principles (“GAAP”).

Because all companies do not calculate Adjusted EBITDA from continuing operations, Adjusted Earnings Per Share from continuing operations and similarly titled financial measures in the same way, those measures as used by other companies may not be consistent with the way the Company calculates such measures and should not be considered as alternative measures of income from continuing operations or earnings per share.

Because certain income statement items needed to calculate income from continuing operations vary from quarter to quarter, the Company is unable to provide projections of income from continuing operations or earnings per share, or a reconciliation of projected Adjusted EBITDA from continuing operations to projected income from continuing operations or projected Adjusted Earnings Per Share from continuing operations to projected earnings per share.

The Company’s presentation of Adjusted EBITDA from continuing operations and Adjusted Earnings Per Share from continuing operations does not replace the presentation of the Company’s financial results in accordance with GAAP.

About The Wendy’s Company

The Wendy’s Company is the world’s third-largest quick-service hamburger company. The Wendy’s system includes more than 6,500 franchise and Company restaurants in the United States and 27 countries and U.S. territories worldwide. For more information, visit aboutwendys.com or wendys.com.

Media and Investor Contacts:

John Barker: (614) 764-3044 or john.barker@wendys.com

Dave Poplar: (614) 764-3311 or david.poplar@wendys.com

The Wendy’s Company and Subsidiaries

Consolidated Statements of Operations

First Quarters Ended April 1, 2012 and April 3, 2011

	First Quarter
	2012	2011
	(In thousands, except per share amounts)
	(Unaudited)	(Unaudited)
Revenues:
Sales	$519,929	$509,286
Franchise revenues	73,258	73,179

	593,187	582,465

Costs and expenses:
Cost of sales	455,467	438,871
General and administrative	72,304	74,685
Depreciation and amortization	32,311	30,314
Impairment of long-lived assets	4,511	7,897
Facilities relocation and other transition costs	5,531	—
Transaction related costs	612	1,884
Other operating expense, net	1,535	797

	572,271	554,448

Operating profit	20,916	28,017

Interest expense	(28,235)	(29,442)
Gain on sale of investment, net	27,407	—
Other income, net	1,524	253

Income (loss) from continuing operations before income taxes and noncontrolling interests	21,612	(1,172)
(Provision for) benefit from income taxes	(6,878)	876

Income (loss) from continuing operations	14,734	(296)
Loss from discontinued operations, net of income taxes	—	(1,113)

Net income (loss)	14,734	(1,409)
Net income attributable to noncontrolling interests	(2,384)	—

Net income (loss) attributable to The Wendy’s Company	$12,350	$(1,409)

Basic and diluted income (loss) per share attributable to The Wendy’s Company
Continuing operations	$0.03	$(0.00)
Discontinued operations	—	(0.00)

Net income (loss)	$0.03	$(0.00)

Number of shares used to calculate basic income (loss) per share	389,701	418,520

Number of shares used to calculate diluted income (loss) per share	392,275	418,520

	April 1,	January 1,
	2012	2012
	(unaudited)	(audited)
Balance Sheet Data:
Cash and cash equivalents	$418,410	$475,231
Total assets	4,266,104	4,300,668
Long-term debt, including current portion	1,352,392	1,356,999
Total stockholders’ equity	2,007,341	1,996,069

Reconciliation of Adjusted EBITDA from Continuing Operations to Net Income (Loss) Attributable to The Wendy’s Company

(Unaudited)

	First Quarter
	2012	2011
	(In thousands)
Adjusted EBITDA from continuing operations	$63,881	$73,725

(Less) plus:

Depreciation and amortization	(32,311)	(30,314)
Impairment of long-lived assets	(4,511)	(7,897)
Facilities relocation and other transition costs	(5,531)	—
Transaction related costs	(612)	(1,884)
Arby’s indirect corporate overhead in general and administrative (G&A)	—	(7,888)
SSG purchasing cooperative expense reversal in G&A	—	2,275

Operating profit	20,916	28,017

Interest expense	(28,235)	(29,442)
Gain on sale of investment, net	27,407	—
Other income, net	1,524	253

Income (loss) from continuing operations before income taxes and noncontrolling interests	21,612	(1,172)
(Provision for) benefit from income taxes	(6,878)	876

Income (loss) from continuing operations	14,734	(296)
Loss from discontinued operations, net of income taxes	—	(1,113)

Net income (loss)	14,734	(1,409)
Net income attributable to noncontrolling interests	(2,384)	—

Net income (loss) attributable to The Wendy’s Company	$12,350	$(1,409)

Reconciliation of Adjusted Income and Adjusted Earnings per Share from Continuing Operations to Income (Loss) and Earnings per Share from Continuing Operations Attributable to The Wendy’s Company

(Unaudited)

	First Quarter
	2012		2011
(In thousands, except per share amounts)		per share		per share
Adjusted income and adjusted earnings per share from continuing operations	$3,347	$0.01	$9,300	$0.02

Plus (less):
Gain on sale of investment, net	17,978	0.05	—	—
Impairment of long-lived assets	(2,783)	(0.01)	(4,873)	(0.01)
Facilities relocation and other transition costs	(3,429)	(0.01)	—	—
Transaction related costs	(379)	(0.00)	(1,187)	(0.00)
Arby’s indirect corporate overhead in general and administrative (G&A)	—	—	(4,970)	(0.01)
SSG purchasing cooperative expense reversal in G&A	—	—	1,434	0.00

Total Adjustments	11,387	0.03	(9,596)	(0.02)

Income (loss) from continuing operations and earnings per share	14,734	0.04	(296)	(0.00)
Net income attributable to noncontrolling interests	(2,384)	(0.01)	—	—

Income (loss) and earnings per share from continuing operations attributable to The Wendy’s Company	$12,350	$0.03	$(296)	$(0.00)